Exhibit 10.1
November 23, 2008
Summary of Terms
Eligible Asset Guarantee

Eligible Assets:	Asset pool consisting of loans and securities backed by residential real estate and commercial real estate, and their associated hedges, as agreed, and other such assets as the U.S. Government (USG) has agreed to guarantee. Each specific asset must be identified on signing of guarantee agreement. Assets will remain on the books of institution but will be appropriately “ring-fenced.”

Size:	Up to $306 bn in assets to be guaranteed (based on valuation agreed upon between institution and USG).

Term of Guarantee:	FDIC standard loss-sharing protocol: Guarantee is in place for 10 years for residential assets, 5 years for non-residential assets.

Deductible:	Institution absorbs all losses in portfolio up to $29 bn (in addition to existing reserves)

Any losses in portfolio in excess of that amount are shared USG (90%) and institution (10%).

USG share will be allocated as follows: UST (via TARP) second loss up to $5 bn; FDIC takes the third loss up to $10 bn;

Financing:	Federal Reserve funds remaining pool of assets with a non-recourse loan, subject to the institution’s 10% loss sharing, at a floating rate of OIS plus 300bp. Interest payments are with recourse to the institution.

Fee for Guarantee — Preferred Stock:	Institution will issue $7 bn of preferred stock with an 8% dividend rate (under terms described below). $4 bn of preferred will be issued to UST. $3 bn will be issued to the FDIC.

Management of Assets:	USG will provide institution with a template to manage guaranteed assets This template will include the use of mortgage modification procedures adopted by the FDIC, unless otherwise agreed.

Risk Weighting:	Institution will retain the income stream from the guaranteed assets. Risk weighting for assets will be 20%.

November 23, 2008

Dividends:	Institution is prohibited from paying common stock dividends, in excess of $.01 per share per quarter, for 3 years without UST/FDIC/FRB consent. A factor taken into account for consideration of the USG’s consent is the ability to complete a common stock offering of appropriate size.

Executive Compensation:	An executive compensation plan, including bonuses, that rewards long-term performance and profitability, with appropriate limitations, must be submitted to, and approved by, the USG

Corporate Governance:	Other matters as specified

November 23, 2008
Preferred Securities

Issuer:	Citigroup (“Citi”)

Initial Holder:	United States Department of the Treasury (“UST”).

Size:	$20 billion

Security:	Preferred, liquidation preference $1,000 per share. (Depending upon the available authorized preferred shares, the UST may agree to purchase preferred with a higher liquidation preference per share, in which case the UST may require Citi to appoint a depositary to hold the Preferred and issue depositary receipts.)

Ranking:	Same terms as preferred issued in CPP.

Term:	Perpetual life.

Dividend:	The Preferred will pay cumulative dividends at a rate of 8% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	In stock or cash, as mutually agreed between UST and Citi. Otherwise, redemption terms of CPP preferred terms apply.

Restrictions on Dividends:	Institution is prohibited from paying common stock dividends, in excess of $.01 per share per quarter, for 3 years without UST consent. A factor taken into account for consideration of the UST’s consent is the ability to complete a common stock offering of appropriate size.

Repurchases:	Same terms as preferred issued in CPP.

Voting rights:	The Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred, (ii) any amendment to the rights of Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred.

If dividends on the Preferred are not paid in full for six dividend periods, whether or not consecutive, the Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for (i) all prior dividend periods in the case of cumulative Preferred or (ii) four consecutive dividend periods in the case of non-cumulative Preferred.

November 23, 2008

Transferability:	The Preferred will not be subject to any contractual restrictions on transfer.

Executive Compensation:	An executive compensation plan, including bonuses, that rewards long-term performance and profitability, with appropriate limitations, must be submitted to, and approved by, the USG.
Summary of Warrant Terms

Warrant:	Institution will issue a warrant to UST for an aggregate exercise value of 10% of the total preferred issued to USG (in both transactions) ($2.7 bn).

Exercise Price:	The strike price will be equal to $10.61 per share (the 20 day trailing average ending on November 21, 2008). The warrants issued to UST are not subject to reduction based on additional offerings.

Term:	Ten years, immediately exercisable, in whole or in part.

DEPARTMENT OF THE TREASURY	FEDERAL RESERVE BOARD

/s/ Neel T. Kashkari	/s/ Scott G. Alvarez
Interim Assistant Secretary for Financial Stability	General Counsel

CITIGROUP INC.	FEDERAL DEPOSIT INSURANCE CORP.

/s/ Vikram Pandit	/s/ Mitchell L. Glassman
Director Division of Resolutions and Receivership

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